UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

s

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2004

ACTIVANT SOLUTIONS INC.

(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	333-49389 (Commission file number)	94-2160013 (I.R.S. employer identification no.)

804 Las Cimas Parkway Austin, Texas (Address of principal executive offices)	78746 (Zip Code)

Registrant’s telephone number, including area code: (512) 328-2300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

     In connection with the termination of Michael A. Aviles as President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which is described below under Item 5.02 and which description is incorporated by reference in its entirety into this Item 1.02, effective as of October 7, 2004, the Company terminated the Executive Employment Agreement, dated as of July 1, 2002, among Activant Solutions Inc. (the “Company”), Activant Solutions Holdings Inc. (“Holdings”), and Mr. Aviles (the “Employment Agreement”).

     The Employment Agreement provided for an initial base salary of $375,000 (subject to increases as determined by the Board of Directors), annual incentive bonuses (the “Annual Incentive Bonus”) with a target of at least $300,000 and severance in an amount equal to 18 months base salary and the target Annual Incentive Bonus for the fiscal year in which the termination occurs, payable monthly in arrears over the 18 months following the effective date of termination, if Mr. Aviles is terminated without “good cause”. Mr. Aviles Base Salary for the fiscal year ended September 30, 2004 was $375,000 per annum, and his target Annual Incentive Bonus for the fiscal year ended September 30, 2005 is $300,000. The Employment Agreement also provided Mr. Aviles the opportunity to earn up to $2 million annually in additional special cash incentives if the Company meets certain cash flow improvement hurdles (the “Special Cash Bonus”). Pursuant to a separate Change of Control Bonus Agreement dated as of July 1, 2002 (the “Change of Control Agreement”) among the Company, Holdings, and Mr. Aviles, Mr. Aviles is also entitled to a cash bonus in the event a change of control or significant divestiture occurs during the term of Mr. Aviles’ employment or, under certain circumstances (including circumstances involving a termination of Mr. Aviles without “good cause”), in the event a change of control or significant divestiture occurs within a period of time following such termination. The Change of Control Agreement has not been terminated, and remains in effect to the extent provided in that agreement.

     Pursuant to the Employment Agreement, Mr. Aviles will be entitled to receive the severance payments from the Company over an 18 month period following the effective date of his termination as described above. Mr. Aviles will also be entitled under the Employment Agreement to receive his Annual Incentive Bonus for the fiscal year ended September 30, 2004, which will be an amount up to approximately $485,000, depending upon the achievement by the Company of certain performance objectives for such period (of which $300,000 has already been paid to Mr. Aviles). In addition, Mr. Aviles will be entitled to receive a Special Bonus of up to $2 million for the fiscal year ended September 30, 2004 if and to the extent the Company meets the performance hurdles established by the Board of Directors pursuant to the Employment Agreement for such fiscal year.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective as of October 7, 2004, the Company terminated the employment of Michael A. Aviles as President and Chief Executive Officer of the Company, and Mr. Aviles was removed as a member of the Board of Directors of the Company (and as Chairman of the Board).

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     Also Effective as of October 7, 2004, the Company elected A. Laurence Jones to replace Mr. Aviles as President and Chief Executive Officer of the Company.

     Mr. Jones, age 51, has been a director of the Company since July 1997. Mr. Jones had previously served as the Chairman of WebClients, Inc. since August of 2004, and Chief Executive Officer of Interelate, Inc., a private CRM services company, from December 2002 through July 2004. From 1999 to 2002, Mr. Jones was President and Chief Executive Officer of MessageMedia, Inc., a public email marketing company. From January 1998 until February 1999 Mr. Jones served as an Operating Affiliate of McCown DeLeeuw & Co. From August 1993 to August 1997, Mr. Jones served as the Chief Executive Officer of Neodata Services Inc., a provider of marketing services. Prior to his employment by Neodata Services Inc., Mr. Jones served as Chief Executive Officer of GovPX, a provider of U.S. Treasury data and pricing services from 1991 to August 1993. Mr. Jones has an M.B.A. from Boston University and a B.S. from Worcester Polytechnic Institute. Mr. Jones also serves as a director of Exabyte, Inc., Realm Solutions and WebClients, Inc.

     Mr. Jones and the Company are currently negotiating the terms of his employment agreement. As a result, the Company is unable to describe the material terms of such agreement in this Form 8-K. The Company will file an amendment to this Form 8-K once such terms are available. On October 12, 2004, the Company issued a press release regarding Mr. Jones’ appointment, a copy of which is attached hereto as Exhibit 99.1.

     In addition to the foregoing, effective October 7, 2004, the Company elected Jason Downie to replace Mr. Aviles on the Board of Directors of the Company. Mr. Downie, age 34, is a principal of Hicks, Muse, Tate & Furst Incorporated (“Hicks Muse”) and has been with the firm since September 2000. From June 1999 to August 2000, Mr. Downie was an associate at Rice Sangalis Toole & Wilson, a mezzanine private equity firm based in Houston, Texas, and from June 1992 through June 1997, Mr. Downie served in various capacities with Donaldson, Lufkin & Jenrette in New York, most recently as an Associate Position Trader in their Capital Markets Group. Mr. Downie has a B.B.A. and M.B.A. from the University of Texas at Austin.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

     The following exhibits are furnished with this Form 8-K.

99.1	Press Release, dated October 12, 2004, relating to the appointment of Laurence A. Jones.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
Date: October 12, 2004	By:	/s/ Greg Petersen
		Name:	Greg Petersen
		Title:	Senior Vice President and Chief Financial Officer

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